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                             JOINT VENTURE AGREEMENT

         AGREEMENT made as of this 10th day of April, 1998, by and among NIK0 INTERNATIONAL ENTERTAINMENT CORP. ("Niko"), a Florida Corporation, 100 Lincoln Road, Suite PH3, Miami Beach 33139, and MAGICWORKS ENTERTAINMENT, INC. ("MagicWorks"), an Ohio Corporation, 199 East Garfield Road, Aurora, Ohio 44202. Each of Niko and MagicWorks is hereinafter sometimes referred to as a "Venturer" and both together are collectively referred to as the "Venturers".

         The parties hereto desire to form a joint venture to produce and present, upon the terms and conditions stated below, a national tour of the National Actors Theatre production of the dramatic stage play entitled "THE GIN GAME" (the "Play"), written by D.L. Coburn ("the Author").

Accordingly, the parties hereto hereby agree as follows:

    1. Formation of Joint Venture.

         1.1 The Venturers hereby form a Florida joint venture (the "Joint Venture") to be called "The Gin Touring Company" to produce and cause the production of an Equity bus and truck touring production of the Play and to exploit any and all other rights in the Play granted to it or to either of the Venturers by the Author and/or the National Actors Theatre, including without limitation non-Equity rights, if any, commercial sponsorships, merchandising and the sale of commercial use products.

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    2. Decisions; Contracts.

         2.1 All decisions (including budget, routing, creative staffing and selection of personnel, including attorney and accountant) shall require mutual approval of the parties hereto, not to be unreasonably withheld.

         Decisions affecting the day-to-day operations of the touring company are hereby delegated to Niko Associates in its capacity as general manager.

         2.2 The production budget attached hereto as Exhibit 2.2 is hereby approved.

         2.3 The following personnel are hereby approved:

              2.3.1 Charles Nelson Reilly - director

              2.3.2 Julie Harris - star

              2.3.3 Charles Durning - star

              2.3.4 Franklin, Weinrib, Rudell & Vaesallo
                    (Elliot H. Brown) - attorney

         2.4 All contracts with respect to the production and presentation of the Play may be signed by either of the parties hereto. All day to day contracts may also be signed on behalf of the Joint Venture by Niko or its authorized representative.

    3. Agreements with Venturers. The Venturers agree that if the Play is to be presented at any theatre owned or controlled by either of them, or is to be presented or promoted in any location by either of them, including, for this purpose, any corporation or other entity controlled by or under common control with such Venturer or its principals, the terms for booking the Play at such theatre and the terms for such presentation or promotion shall be as set forth in Exhibit 3 annexed hereto.

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    4. Assignment of Rights.

         Both of the Venturers shall assign, or cause to be assigned, all rights and interest that it now has or may hereafter acquire in the Play to the Joint Venture upon its formation.

     5. Production Contract. The parties are in the process of negotiating a production contract (the "Production Contract") with the National Actors Theatre which will permit the parties to produce and present the Play. The Venturers shall have mutual approval of the final form of the Production Contract, and the parties shall assign the Production Contract to the Joint Venture and the Joint Venture shall assume all obligations thereunder.

    6. Term. The term of this Agreement and of the Joint Venture shall commence on the date hereof and shall continue for as long as rights in the Play, including the right to receive income, either (a) continue to be held by any Venturer or (b) are reacquired by any Venturer during the period concluding five years after the termination of the Joint Venture.

    7. Bank Account; Checks.

         The parties have agreed to open bank accounts in New York in the name of the Joint Venture at Republic Bank, 11 West 51st Street, New York, New York. Checks on said account may be signed by either joint venturer.

    8. Pre-Production Expenses. The Venturers have heretofore contributed certain pre-production expenses in connection with the production of the Play as set forth in Exhibit 8 attached hereto, which also reflects how such funds have been expended. Such expenses shall be included as part of the production budget of the Play and shall be credited to the Venturers' respective obligations to contribute funds to the Joint Venture pursuant to Paragraph 9.2 below.

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    9. Financing Production of the Play.

         9.1 The Venturers agree that the initial capitalization required for the initial production of the Play (the "Capitalization") inclusive of all required bonds shall be as set forth on the production budget attached hereto as
Exhibit 2.2.

         9.2 MagicWorks shall be responsible for providing one hundred percent (100%) of the Capitalization. Any third party deposits in the form of advances shall reduce the share due from MagicWorks. The aforesaid contribution shall be provided to the Joint Venture, as mutually agreed.

         9.3 The Capitalization shall not be increased without unanimous approval of the Venturers. The foregoing shall in no way derogate from any Venturer's liability for losses and liabilities beyond the Capitalization, as set forth in Paragraph 10.3 below.

         9.4 If, in obtaining any monies hereunder, the parties are required to take any actions to comply with the Securities Act of 1933, as amended, or any rules or regulations promulgated thereunder, or to comply with Article 23 of the Arts and Cultural Affairs Law of the State of New York, or any rules and regulations promulgated thereunder, or the laws of any other state or jurisdiction relating to the sale of securities, they shall take, or cause to be taken, such action as may be required to comply therewith. Each Venturer shall indemnify and hold harmless the Joint Venture and the other Venturer against any and all liability resulting from the breach by it of this Paragraph 9.4.

    10. Allocation of Profits and Losses.

         10.1 Any and all net profits of the Joint Venture shall first be distributed equally to the parties until any sums contributed by the parties in excess of the Capitalization

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have been recovered by the parties, then to MagicWorks until the entire
Capitalization has been recouped by MagicWorks.

         10.2 Following recoupment, any and all net profits of the Joint Venture shall be divided, as follows:

                                   NIKO - 25%
                                MagicWorks - 75%

         10.3 All losses and liabilities of the Joint Venture in excess of Capitalization, including without limitation any costs, expenses or other liability pursuant to the bonds, shall be borne and paid equally by the parties hereto.

         10.4 The profits and losses of the Joint Venture shall be defined in accordance with generally accepted accounting principles, consistently applied. The receipts of the Joint Venture shall include all receipts of any kind or nature directly or indirectly received by the Joint Venture or any Venturer, arising from, relating to, or connected with the Play, including without limitation receipts from commercial sponsorships, merchandising, and the sale of commercial use products, but specifically not including receipts of any Venturer as general manager, theater owner, local presenter or promoter, booking agent, or as a result of any interest it may have in any merchandising company, publishing company or similar entity.

         10.5 Any and all profits of the Joint Venture shall be distributed to the Venturers at such time as the parties may agree provided that the Joint Venture shall always have the right to retain sufficient monies to cover any liabilities and to maintain adequate reserve.

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         10.6 The books and records of the Joint Venture shall be kept at the offices of the General Manager, as defined in Paragraph 13 below, in New York City. Each Venturer or its authorized representative shall have the right, at reasonable times, during regular business hours, to inspect such books and records.

    11. Credit. Subject to the terms of the Production Agreement, the production of the Play shall be announced substantially as follows:

                            MAGICWORKS ENTERTAINMENT
                               AND MANNY KLADITIS
                                     Present
                           THE NATIONAL ACTORS THEATRE
                  (TONY RANDALL, FOUNDER AND ARTISTIC DIRECTOR)
                                  PRODUCTION OF
                                 "THE GIN GAME"

The names of the Venturers shall be of equal size, style and prominence.

    12. Producer's Fee.

         12.1 The producer's weekly royalty (the "Producer's Fee") shall be two percent (2%) of the gross weekly box office receipts of each company of the Play presented by the Joint Venture. The Producer's Fee shall be shared as follows:

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                                   NIKO - 50%.
                                MagicWorks - 50%

         12.2 The Producer's Fee shall be calculated and paid in the same manner as the royalty payable to National Actors Theatre pursuant to the Production Contract.

    13. General Management. The Venturers agree to engage Franklin,
Weinrib, Rudell & Vassallo, to act as legal counsel. The Venturers further agree that Niko Associates, Inc. ("the General Manager") shall provide general management services in connection with all productions of the Play produced hereunder, on the following basic financial terms:

         13.1 Production Fee - $25,000

         13.2 Weekly Fee - $2,500

         13.3 Office Charge - $500

         The Venturers intend to enter into a more formal agreement with Niko on terms usual in the United States touring industry.

    14. Other Activities. Each of the Venturers shall devote such time and effort as may be necessary or advisable for the furtherance of the production of the Play. Each of the Venturers shall have the right to engage in other business activities during the continuation of this Agreement, including, without limitation, the production of other plays.

    15. Abandonment. Notwithstanding anything to the contrary contained in Paragraph 9, at any time after a company of the Play has presented at least two full weeks of paid public performances, either Venturer may request, by notice in writing delivered to the other Venturers, that such company (the "Closing Company") be closed on the following Saturday (the "Effective

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Date"). Such notice shall be given no later than twelve o'clock noon on the
Monday preceding the Effective Date. If either Venturer shall desire to close a Closing Company (the "Closing Party"), and the other Venturer shall desire to continue to run such Closing Company (the "Running Party") , then the Running Party shall have the right to do so, and the Closing Party shall (i) have no further participation or interest in any proceeds or profits including, without limitation, any operating profits of, and management fees and office charges, relating to such Closing Company following the Effective Date, and (ii) have no further liability with respect to any operating losses of such Closing Company following the Effective Date, provided that the Retiring Party shall remain liable for any accrued obligations. For purposes of the foregoing sentence, the proceeds derived from all companies of the Play shall be computed on a company-by-company basis. In the event that a Closing Party withdraws from a Closing Company, the Running Party shall indemnify the Closing Party against any operating losses of such Loss Company of the Play incurred following the Effective Date.

         If the performance week of the Play shall close after the Sunday matinee, then, for the purposes of this Paragraph 15, references to "Saturday" hereinabove shall be deemed changed to "Sunday" and the reference to "Monday" in the second sentence hereof shall be deemed changed to "Tuesday".

    16. Assignment. This Agreement shall bind and inure to the benefit of each of the Venturers and their respective executors, administrators, successors and personal representatives. No Venturer hereto shall have the right to assign this Agreement or any of its rights hereunder or herein without the prior written consent of the other Venturer, except that:

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         16.1 NIKO may assign this Agreement to Manny Kladitis, to any corporation of which it or any of the foregoing individual is a controlling shareholder, or to any partnership of which it or any of the foregoing individual is a general partner, provided that such assignee assumes in writing all of the obligations of the assignor.

         16.2 MagicWorks may assign this Agreement to any of Lee Marshall and/or Joe Marsh, to any corporation of which it or any of the foregoing individuals is a controlling shareholder, or to any partnership of which it or any of the foregoing individuals is a general partner, provided that such assignee assumes in writing all of the obligations of the assignor.

    17. Governing Law. This contract is made in the State of [Florida] and shall be construed in accordance with, and governed by, the laws of that state applicable to contracts made and performed entirely therein.

    18. Notices. All notices ("Notices") which any Venturer is required or may desire to give to any other party under this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid) or by telegraph, telex, telecopy or cable (toll prepaid) to such party at the address of such party given above, or at such other address as such party shall have designated by notice daily given in the manner above provided. All such notices shall be deemed given on receipt.

    19. Arbitration. Any controversy, claim, dispute or question arising out of, or in connection with, or in relation to, the validity, interpretation, performance or nonperformance of this Agreement, or any breach thereof, shall be determined and settled by arbitration in New York City before a single arbitrator in accordance with the then existing rules of the American

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Arbitration Association, and judgment upon any award, which may include an award of damage, may be entered in the highest court, of the forum, state or federal, having jurisdiction.

    20. Miscellaneous

         20.1 Both of the parties hereto agrees to sign such further instruments in writing as may be required to effectuate the purpose and intent of this Agreement.

         20.2 The failure of any party hereto to enforce at any time any of the provisions hereof shall not be construed to be a waiver of such provisions or of such party's rights thereafter to enforce such provisions.

         20.3 This Agreement constitutes the entire understanding between the parties hereto and replaces all prior understandings and agreements between the parties with respect to the Play. It may not be modified except by a written instrument signed by all of the parties.

         20.4 Paragraph headings are inserted for convenience only and shall not be deemed part of this Agreement for any purpose whatsoever.

         20.5 This Agreement may be executed in several counterparts, and all counterparts so executed by both the parties hereto and affixed to this Agreement shall constitute a valid and binding agreement, even though all the parties have not signed the same counterpart.

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         IN WITNESS WHEREOF, the parties have affixed their hands as of the day and year first above written.

                                       NIKO INTERNATIONAL
                                         ENTERTAINMENT CORP.


                                       By
                                         ---------------------------------


                                       MAGICWORKS ENTERTAINMENT INC.


                                       By
                                         ---------------------------------

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                                   EXHIBIT 2.2
                               [Production Budget]













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                                    EXHIBIT 3
                                 [Booking Terms]




















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                                    EXHIBIT 8
                            [Preproduction Expenses]




















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